As filed with the Securities and Exchange Commission on May 12, 2004
                                                    1933 Act File No. 333-110072
                                                     1940 Act File No. 811-21458

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933     [X]

                            PRE-EFFECTIVE AMENDMENT NO.     [ ]
                          POST-EFFECTIVE AMENDMENT NO. 1    [X]

                                     AND/OR

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940   [X]

                               AMENDMENT NO. 2 [X]

                        (CHECK APPROPRIATE BOX OR BOXES)

                         MAN-GLENWOOD LEXINGTON TEI, LLC
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

               123 N. Wacker Drive, 28th Floor, Chicago, IL 60606
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

                                 (312) 881-6500
               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE
 ______________________________________________________________________________

                                  Steven Zoric
                         123 N. Wacker Drive, 28th Floor
                                Chicago, IL 60606

                     NAME AND ADDRESS (OF AGENT FOR SERVICE)

                          COPIES OF COMMUNICATIONS TO:

                            Michael S. Caccese, ESQ.
                           KIRKPATRICK & LOCKHART LLP
                                 75 STATE STREET
                           BOSTON, MASSACHUSETTS 02109

      APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend
reinvestment plan, check the following box.                                  [X]

      It is proposed that this filing will become effective (check appropriate box): [ ] when declared effective pursuant to Section 8(c)

This Registration Statement is being filed by Man-Glenwood Lexington TEI, LLC (the "Registrant") pursuant to Rule 462(d) promulgated under the Securities Act of 1933, as amended. The filing is being made solely to add an exhibit to the registration statement and is effective upon filing pursuant to Rule 462(d). The Registrant hereby incorporates by reference into this Registration Statement the content of the Registrant's Registration Statement on Form N-2 and all amendments thereto (File No. 333-110072) declared effective on April 1, 2004 by the Securities and Exchange Commission (the "Commission") including each of the documents filed by the Registrant with the Commission therein.

                                   Signatures

      Pursuant to requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago and the State of Illinois, on the 12th day of May 2004.

                                    MAN-GLENWOOD LEXINGTON TEI, LLC

                                          By:   /s/ John Rowsell*
                                                -----------------
                                                John Rowsell
                                                President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                                Date
---------------------------   ----------------------------         -------------

/s/ John Rowsell*
-----------------             President (Principal
John Rowsell                  Executive Officer)                   May 12, 2004

/s/ Alicia Derrah*
------------------            Treasurer (Principal Financial and
Alicia Derrah                 Accounting Officer)                  May 12, 2004

/s/ John Kelly*
---------------
John Kelly                    Manager                              May 12, 2004

/s/ Marvin Damsma*
------------------
Marvin Damsma                 Manager                              May 12, 2004

/s/ Dale M. Hanson*
-------------------
Dale M. Hanson                Manager                              May 12, 2004

*By: /s/ Steven Zoric
    --------------------
     Steven Zoric
     Secretary

        Man-Glenwood Lexington Associates Portfolio, LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago and the State of Illinois, on the 12th day of May 2004.

                               MAN-GLENWOOD LEXINGTON
                               ASSOCIATES PORTFOLIO, LLC

                               By:  /s/ John B. Rowsell*
                               _________________________
                               John B. Rowsell
                               President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                     Title                             Date
---------------------------   ----------------------------      ----------------

/s/ John Rowsell*
------------------            President (Princiapl Executive    May 12, 2004
John Rowsell                  Officer)

/s/ Alicia Derrah*
------------------            Treasurer (Principal Financial
Alicia Derrah                 and Accounting Officer)           May 12, 2004

/s/ John Kelly*
------------------
John Kelly                    Manager                           May 12, 2004

/s/ Marvin Damsma*
------------------
Marvin Damsma                 Manager                           May 12, 2004

/s/ Dale M. Hanson*
------------------
Dale M. Hanson                Manager                           May 12, 2004


*By: /s/ Steven Zoric
    --------------------
     Steven Zoric
     Secretary
     (as attorney-in-fact)

INDEX TO EXHIBITS

Exhibit (m)